EXHIBIT 99.1

Contact: William J. Burke (610) 889-5249

AMETEK CLOSES $700 MILLION REVOLVING CREDIT FACILITY

Berwyn, Pa., September 22, 2011 — AMETEK, Inc. (NYSE: AME) announced that it has closed a new five-year, $700 million Revolving Credit Facility, which provides AMETEK with a larger financing capacity and greater flexibility. This new facility replaces an existing $450 million facility due to expire in June 2012.

John J. Molinelli, Executive Vice President and Chief Financial Officer, said, “The Revolving Credit Facility is a key part of our financing structure. The additional $250 million in capacity, as well as other changes to the Facility, provides AMETEK with the flexibility to support our growth plans, including our successful acquisition strategy.”

JPMorgan was lead arranger and bookrunner and serves as Administrative Agent for the eleven-bank syndicate. Bank of America, N.A., PNC Bank National Association, SunTrust Bank, and Wells Fargo Bank, N.A. served as Syndication Agents.

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annualized sales of $3.0 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

Forward-looking Information

Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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